FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS Q2 2011 EPS OF $0.90, EX-ITEMS;
COMPANY TO FURTHER REDUCE ITS RUSSIAN COST STRUCTURE;
INCREASES 2011 ANNUAL EPS GUIDANCE

AMSTERDAM (20 July 2011) - Core Laboratories N.V. (NYSE: "CLB") reported second quarter 2011 revenues of $225,785,000, an all-time quarterly high and an increase of 14% over year-earlier second quarter totals. Core's record quarterly revenue resulted from all three of Core's operating segments, - Reservoir Description, Production Enhancement and Reservoir Management - posting all-time quarterly revenue highs. Net income was $40,451,000, a year-over-year second quarter increase of 18%.

Excluding one-time severance benefits and other personnel related costs primarily for Russian operations, one-time costs associated with an internal legal entity realignment and a non-cash expense related to the early exchange of the Company's Senior Exchangeable Notes (the “Items”), Core's operations posted earnings per diluted share (“EPS”) of $0.90 for the quarter, an increase of 27% over year-earlier second quarter totals.

Excluding the Items, operating income for the quarter was $62,179,000 yielding operating margins of 28%. Cash generated in the quarter and existing cash balances were used to pay down debt in the quarter by $18,000,000, and approximately $65,800,000 was used to reduce the Company's diluted share count by repurchasing warrants representing approximately 628,000 shares. The Company also returned approximately $11,000,000 to shareholders in the second quarter of 2011 via its regular quarterly dividend payments equaling $0.25 per share.

As reported the previous seven quarters, the Board of Supervisory Directors (the “Board”) of Core Laboratories N.V. has established an internal performance metric of achieving a return on invested capital (“ROIC”) in the top decile of the service companies listed as Core's Peers by Bloomberg Financial. Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Peer Group. Moreover, Core's ROIC exceeded the Peer Group average ROIC by approximately 25 percentage points, and the Company had the highest ROIC to weighted average cost of capital (“WACC”) ratio in the Peer Group.

For the first six months of 2011, Core's revenue increased 12% to $432,518,000; net income was up 31% to $86,741,000; and EPS per diluted share was $1.77, increasing 26% over the first two quarters of 2010. First half 2011 operating margins, ex-Items, were 27%, and year-to-date free cash flow reached $86,000,000, or approximately $1.76 per diluted share.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations, which are mainly focused on international crude-oil related projects, posted second quarter 2011 revenue of $118,758,000, up 11% year-over-year, even though total international and offshore rig counts were flat to down 2% from year-earlier totals. The 11% revenue growth rate was the largest posted by Reservoir Description operations since the third quarter of 2008 which reflects the initiation of several new international-based and deepwater offshore crude-oil-related projects.

Because of continued slow revenue growth and lower than expected operating margins in the greater-Russian market, the Company plans to streamline its Russian Federation-based operations. The greater-Russian market continues to lack demand for Core's high-technology, higher-margin services. This plan will eliminate over 300 positions and several operating locations, which Core believes will increase efficiency and profitability. Reservoir Description operations, therefore, recorded one-time severance benefits and other personnel related costs of $3,665,000 during the second quarter 2011. Excluding these costs, quarterly operating income for Reservoir Description increased 21% year-over-year to $30,294,000, yielding operating margins of 26%, an increase of 200 basis points from second quarter 2010 levels.

Based on the positive factors driving the increasing revenue growth rate, Core anticipates increased international and deepwater offshore activity in the second half of 2011 which should produce higher second-half 2011 revenue and operating margins for the Company's Reservoir Description operations.

Reservoir Description operations continued to work on large core analysis and crude-oil testing programs, in addition to reservoir fluids phase-behavior studies from offshore West and East Africa, the Eastern Mediterranean region, the Middle East, and Asia-Pacific areas. Thousands of feet of cores from Cretaceous- and Tertiary-aged sedimentary fan reservoirs from both coasts of Africa are being analyzed to describe these complex petroleum systems. Hundreds of reservoir fluid samples, consisting of crude oils, condensates, natural gases, and waters are being characterized for composition and phase-behavior relationships. The data sets will be used to plan the full-scale developments of these recent discoveries. Similar data sets from reservoirs in the Eastern Mediterranean region are being used to determine recoverable reserve potential and to plan development. Large Middle Eastern projects include the use of advanced rock properties and reservoir fluid characterizations to increase the productive capacity of existing fields, some of which have already been in production for decades. Asia-Pacific work continues offshore Malaysia, India, Indonesia, and Australia.

Production Enhancement

Production Enhancement operations, which have greater exposure to North American markets, posted second quarter 2011 revenue of $88,787,000, a sequential quarterly increase of 8%, which compared favorably to the 6% sequential increase in the U.S. land drilling rig count. Quarterly operating income increased sequentially to $24,500,000. Operating income margins of 28% were adversely affected by a number of transitory issues including weather-related project delays in the Bakken shale region, delays of specific international field-flood diagnostic projects that are now underway, and the general service and product mix delivered in the quarter. As these issues are specific to second quarter results, the Company is confident that Production Enhancement margins will return to historical levels in the third quarter of 2011.

Core continued to benefit from increased market penetration and demand for its ZeroWash®, SpectraScan®, and SpectraChem® fracture diagnostic technologies. The newest application of these proprietary services is to determine the effectiveness of the “sliding sleeve” versus “plug and perf” completion and stimulation programs. A recent analysis performed by Core of a well completion and stimulation in a Granite Wash reservoir using the “sliding sleeve” method indicated that fewer than half of the twenty stages were effectively completed and stimulated. Moreover, a combination of Core's fracture diagnostic services coupled with its Completion ProfilerTM technologies revealed that none of the eight “toe” stages contributed to the well's productivity. The data indicated that this well would be an excellent candidate for Core's HTD-BlastTM perforating system.

The Company continues to enjoy high demand for its recently introduced HTD-BlastTM perforating systems. Core realized increased demand for HTD-BlastTM technology in the Eagle Ford, Niobrara, and Granite Wash formations and in horizontal unconventional crude-oil plays in West Texas. The ultimate demand for HTD-BlastTM is being limited due to the lack of available coiled tubing units to convey the system. This constriction should pass as more units are added by service providers.

Because of high demand and a fire at a raw materials supplier, Core anticipates that shortages of some high performance specialty steel tubulars used with the Company's perforating systems may occur in the third quarter of 2011. The Company has added additional suppliers but lead times required for the specialty steel production could delay receipt of the supplies needed to meet third quarter demand. Therefore, third quarter 2011 revenue and operating income for Production Enhancement operations may be affected.

Reservoir Management

Reservoir Management operations posted its best quarter in Company history. Second quarter 2011 revenues were $18,240,000, a 44% increase over year-earlier levels while operating income almost doubled to $7,307,000. Operating margins reached 40% for the quarter.

The Company has successfully formulated a proprietary Shale Reservoir Quality IndexSM (“SRQI”) that is being used by oil companies to rapidly determine the productive potential of current and future acreage holdings. The SRQI technology uses multiple proprietary petrophysical, geochemical, geomechanical and mineralogical parameters and algorithms to accurately predict production totals per lateral foot from unconventional horizontal reservoirs. Once superior productive trends have been located, Core's SRQI can be used to lower production costs while maximizing productivity and ultimate recovery of crude oils, light oils, condensates and natural gases. This new technology is becoming an essential tool for evaluating unconventional reservoirs on a worldwide basis.

Oil company participation in Core's joint-industry projects reached new highs, especially for regional studies evaluating unconventional crude-oil plays. Projects in the Eagle Ford and Niobrara, as well as several emerging plays in the Permian and Delaware basins of West Texas, continued to expand as more companies employ Core's SQRI to evaluate unconventional reservoirs. More studies are planned, especially for unconventional reservoir plays focused on crude-oil developments, where SQRI technology provides clients with significant competitive advantages.

The Company's Worldwide Oil and Natural Gas Shale Reservoir Study continues to add oil company participants. Encouraging results for gas shale reservoir potential in northern Europe, especially Poland, and an emerging crude-oil shale reservoir play in the Neuquen basin of Argentina have been confirmed by recent drilling results. Neuquen basin results could lead to the first significant unconventional shale reservoir development for crude oil outside of North America. To capitalize on Neuquen basin developments, Core is presently expanding its operating base and activities in northern Patagonia.

Free Cash, Senior Exchangeable Notes, Warrant Settlements, and Share Count

For the second quarter of 2011, Core generated approximately $40,000,000 in cash from operations and had approximately $8,000,000 in capital expenditures, yielding a free cash flow of $32,000,000, or $0.66 per diluted share. For the first half of 2011, Core's free cash flow reached $86,000,000 or $1.76 per diluted share.

Despite the continued increases in the Company's share price, Core's GAAP-reported diluted share count decreased during the second quarter of 2011 due to the settlement of nearly 25% of Core's outstanding Warrants with cash. This was partially offset by the increase to the diluted share count from the remaining Warrants and the Company's Senior Exchangeable Notes of which just over $91,000,000 remain outstanding. Core's average share price for the second quarter of 2011 was approximately $99.56, which exceeded the Notes' exchange strike price of $45.51. Therefore, a proportionate number of shares was added to the GAAP-diluted share total for future settlement of the Notes, which mature on 31 October 2011. Core added approximately 149,000 shares to its diluted share count, a total that was more than offset by approximately 628,000 shares that the Company settled in cash with its Warrant holders. Core's average diluted share count for the second quarter was 48,662,000.

Return On Invested Capital

As reported in the previous seven quarters, the Company's Board has established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core's Peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg Peers. According to the latest financial information from Bloomberg, Core Laboratories' ROIC was the highest of any of the oilfield service companies listed in its Peer Group. In addition, Core's ROIC was approximately 25 percentage points above the Peer Group average. Several of the Peer companies failed to post ROICs that exceeded their WACCs, thereby eroding capital and shareholder value. Core's ratio of ROIC to WACC is the highest of any company in the Peer Group.

Peer companies listed by Bloomberg include Halliburton, Dril-Quip, Schlumberger, Tidewater, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, amongst others. Core will update oilfield services sector returns for the second quarter 2011 in its third quarter 2011 earnings release.

2011 Quarterly Dividends

On 18 April 2011, Core's Board announced a cash dividend of $0.25 per share of common stock, payable on 27 May 2011 to shareholders of record on 28 April 2011. Dutch withholding tax was deducted from the dividend at a rate of 15%. The dividend payment totaled an additional return of $11,000,000 to Company shareholders.

On 12 July 2011, the Board announced that a regular quarterly dividend of $0.25 per share would be paid on 22 August 2011 to shareholders of record on 22 July 2011. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Any determination to declare a future quarterly cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

Third Quarter and Full-Year 2011 Earnings Guidance

For the third quarter of 2011, Core expects revenue of approximately $230,000,000 to $245,000,000, with EPS ranging between $0.98 and $1.00. This revenue and EPS guidance could be negatively affected by as much as $6,000,000 in revenue and $0.04 EPS by Production Enhancement results depending upon the severity of the vendor shortages of high-performance specialty steel tubulars needed for the Company's perforating systems.

For full year 2011, Core expects revenue of approximately $910,000,000 to $930,000,000, with EPS expected to range between $3.65 and $3.72, up from prior full-year guidance of $3.55 to $3.60, excluding one-time Items, currency effects, and the favorable tax determination reached in the first quarter of 2011.

Adjustment to the Exchange Rate for Senior Exchangeable Notes

The dividends described herein will result in an adjustment to the exchange rate on the Company's Notes. The new exchange rate will be 22.0221 per $1,000 principal amount of the outstanding Notes and will be effective 25 July 2011.

The Company has scheduled a conference call to discuss Core's second quarter 2011 earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 21 July 2011. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2010 Form 10-K filed on 22 February 2011, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	30 June 2011	30 June 2010	30 June 2011	30 June 2010

REVENUES	$225,785	$ 198,902	$ 432,518	$ 387,239

OPERATING EXPENSES:
Costs of services and sales	152,273	128,917	289,023	254,505
General and administrative expenses	9,757	9,211	19,281	15,591
Depreciation and amortization	5,805	5,766	11,636	11,520
Other (income) expense, net	147	1,288	(1,724)	490

OPERATING INCOME	57,803	53,720	114,302	105,133
Loss on exchange of Senior Exchangeable Notes	210	—	839	—
Interest expense	2,499	4,114	4,859	8,173

INCOME BEFORE INCOME TAX EXPENSE	55,094	49,606	108,604	96,960
INCOME TAX EXPENSE	14,710	15,244	22,228	30,312
NET INCOME	40,384	34,362	86,376	66,648
NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(67)	146	(365)	227
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$ 40,451	$ 34,216	$ 86,741	$ 66,421

Diluted Earnings Per Share:	$ 0.83	$ 0.71	$ 1.77	$ 1.40

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	48,662	47,957	48,942	47,396

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 118,758	$ 106,528	$ 226,379	$ 210,621
Production Enhancement	88,787	79,717	170,885	148,561
Reservoir Management	18,240	12,657	35,254	28,057
Total	$ 225,785	$ 198,902	$ 432,518	$ 387,239

Operating income (loss):
Reservoir Description	$ 26,629	$ 25,074	$ 53,067	$ 50,215
Production Enhancement	24,500	26,152	47,762	47,095
Reservoir Management	7,307	3,672	13,971	9,292
Corporate and other	(633)	(1,178)	(498)	(1,469)
Total	$ 57,803	$ 53,720	$ 114,302	$ 105,133

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	30 June 2011	31 December 2010
	(Unaudited)
Cash and Cash Equivalents	$ 24,561	$ 133,880
Accounts Receivable, net	160,208	154,726
Inventory	42,508	33,979
Other Current Assets	27,414	26,735
Total Current Assets	254,691	349,320

Property, Plant and Equipment, net	105,126	104,223
Intangibles, Goodwill and Other Long Term Assets, net	192,416	182,499
Total Assets	$ 552,233	$ 636,042

LIABILITIES AND EQUITY:

Short-Term Debt	$ 89,747	$ 147,543
Accounts Payable	61,331	44,710
Other Current Liabilities	85,020	87,100
Total Current Liabilities	236,098	279,353

Other Long-Term Liabilities	61,750	55,485
Equity Component of Senior Exchangeable Notes	2,183	8,864
Total Equity	252,202	292,340
Total Liabilities and Equity	$ 552,233	$ 636,042

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Six Months Ended
30 June 2011

CASH FLOWS FROM OPERATING ACTIVITIES	$ 97,954

CASH FLOWS FROM INVESTING ACTIVITIES	(12,304)

CASH FLOWS FROM FINANCING ACTIVITIES	(194,969)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(109,319)
CASH AND CASH EQUIVALENTS, beginning of period	133,880
CASH AND CASH EQUIVALENTS, end of period	$ 24,561

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period over period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	30 June 2011	30 June 2011

Operating income	$ 57,803	$ 114,302
One-time severance benefits and other personnel costs	3,665	3,665
Legal entity realignment	711	711
Operating income excluding specific items	$ 62,179	$ 118,678

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Reservoir Description

Three Months Ended
30 June 2011

Operating income	$ 26,629
One-time severance benefits and other personnel costs	3,665
Operating income excluding specific items	$ 30,294

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
30 June 2011

Diluted earnings per share	$ 0.83
One-time severance benefits and other personnel costs (net of tax)	0.06
Legal entity realignment (net of tax)	0.01
Loss on exchange of Notes	—
Diluted earnings per share excluding specific items	$ 0.90

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Six Months
	Ended	Ended
	30 June 2011	30 June 2011

Net cash provided by operating activities	$ 39,932	$ 97,954
Less: capital expenditures	(7,605)	(11,984)
Free cash flow	$ 32,327	$ 85,970

Weighted average diluted common shares	48,662	48,942

Free cash flow per diluted share	$ 0.66	$ 1.76

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